UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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MELA Sciences, Inc.

(Name of Registrant as Specified In Its Charter)

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MELA SCIENCES, INC.

50 South Buckhout Street, Suite 1

Irvington, New York 10533

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 26, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of MELA Sciences, Inc., a Delaware corporation (the “Company”). The meeting will be held at The Double Tree Hotel, 455 S. Broadway, Tarrytown, NY 10591 on Thursday, April 26, 2012 at 9:00 a.m. local time, for the following purposes:

1. To elect eight directors to serve for the ensuing year and until their successors are elected.

2. To ratify the selection by the audit committee of the Board of Directors of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

3. To conduct any other business properly brought before the meeting.

The record date for the Annual Meeting is March 6, 2012. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Joseph V. Gulfo, M.D.

Chairman, President and Chief Executive Officer

Irvington, New York

March 21, 2012

YOUR VOTE IS IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY, ON BEHALF OF THE BOARD OF DIRECTORS, FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS. THE PROXY STATEMENT AND THE RELATED PROXY FORM ARE BEING DISTRIBUTED ON OR ABOUT MARCH 21, 2012. YOU CAN VOTE YOUR SHARES USING ONE OF THE FOLLOWING METHODS:

•	COMPLETE AND RETURN A WRITTEN PROXY CARD;

•	BY INTERNET OR TELEPHONE; OR

•	ATTEND THE COMPANY’S 2012 ANNUAL MEETING OF STOCKHOLDERS AND VOTE.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE OR VOTE YOUR SHARES BY INTERNET OR TELEPHONE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD OR VOTED BY INTERNET OR TELEPHONE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON APRIL 26, 2012 — THE PROXY STATEMENT AND THE 2011 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT HTTP://WWW.EDOCUMENTVIEW.COM/MELA.

MELA SCIENCES, INC.

50 South Buckhout Street, Suite 1

Irvington, New York 10533

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

APRIL 26, 2012

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of MELA Sciences, Inc. (which we will refer to as the “Company” throughout this Proxy Statement) is soliciting your proxy to vote at the Company’s 2012 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting, and we request that you vote on the proposals described in this Proxy Statement. You do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or you may grant a proxy to vote your shares by means of the telephone or on the Internet.

The Company intends to mail this Proxy Statement and the accompanying proxy card together with the Company’s 2011 Annual Report to Stockholders on or about March 21, 2012 to all stockholders of record entitled to vote at the Annual Meeting. Each share outstanding on the record date will be entitled to one vote.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 6, 2012 will be entitled to vote at the Annual Meeting. On this record date, there were 30,322,217 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 6, 2012 your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 6, 2012 your shares were held not in your name, but rather, in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. Since you are not the stockholder of record, however, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of eight directors; and

•	Ratification of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposal II, you may vote “For” or “Against” or abstain from voting. Procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, or vote by proxy using the enclosed proxy card or via the Internet or telephone (see “Voting Via the Internet or by Telephone” below). If you vote by proxy, your shares will be voted as you specify on the proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to reach us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Voting Via the Internet or By Telephone

Stockholders may grant a proxy to vote their shares by means of the telephone or via the Internet. The laws of the State of Delaware, under which the Company is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the Inspector of Elections can determine that such proxy was authorized by the stockholder.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://proxy.georgeson.com to grant a proxy to vote their shares by means of the Internet. They will be required to provide the control number contained on their proxy cards. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 877-456-7915 and following the operator’s instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card.

General Information for All Shares Voted Via the Internet or By Telephone

Votes submitted via the Internet or by telephone must be received by 11:59 p.m. EST on April 25, 2012. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock of the Company you own as of March 6, 2012.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” all the nominees to the Board of Directors in Proposal I, and “For” Proposal II. If any other matter is properly presented at the meeting, your proxy (i.e., one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, we will bear the cost of soliciting proxies by the Board of Directors. In addition to the solicitation of proxies by mail, solicitation may be made personally or by telephone or electronic communication by our directors, officers and employees, none of whom will receive additional compensation for these services, and by Georgeson Inc., who we have retained to aid in the solicitation of proxies. We will pay Georgeson Inc. a fee of $14,000 plus expenses for these services. We will also reimburse brokers and other nominees for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to the beneficial owners of common stock.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may issue a proxy with a later date.

•	You may send a written notice that you are revoking your proxy to the Company’s Secretary at 50 South Buckhout Street, Suite 1, Irvington, New York 10533.

•	You may vote by telephone or via the Internet.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you must follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders of the Company may present proper proposals for inclusion in the Company’s Proxy Statement and for consideration at the next annual meeting of stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the Proxy Statement distributed to stockholders prior to the annual meeting of stockholders in the year 2013, a stockholder proposal must be received by the Company no later than November 22, 2012 and must otherwise comply with the requirements of Rule 14a-8.

In order to be considered for presentation at the annual meeting of stockholders in the year 2013, although not included in the Proxy Statement, a stockholder proposal or nomination(s) must comply with the requirements of the Company’s Third Amended and Restated Bylaws (the “Bylaws”) and be received by the Company no later than the close of business on January 27, 2013 and no earlier than the close on business on December 29, 2012; provided, however, that in the event that the date of the 2013 annual meeting is more than thirty (30) days before or more than sixty (60) days after April 26, 2013, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. Stockholder proposals should be delivered in writing to MELA Sciences, Inc., 50 South Buckhout Street, Suite 1, Irvington, New York 10533, Attention: Secretary. A copy of the Company’s Bylaws may be obtained from the Company upon written request to the Secretary.

How are votes counted?

Votes will be counted by the Inspector of Elections appointed for the meeting, who will separately tabulate “For”, “Against” and “Withhold” votes, abstentions and broker non-votes. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the NASDAQ Capital Market (“NASDAQ”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•

Proposal No. I, the election of directors, the eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will count towards the quorum but will have no effect on the outcome of the vote. Stockholders do not have the right to cumulate their votes for directors.

•

Proposal No. II, the ratification of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy to be approved. Abstentions will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by votes at the meeting or by proxy. On the record date, there were shares 30,322,217 outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting or by telephone or via the Internet. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K filed by the Company within four business days of the Annual Meeting.

How can I obtain additional copies?

For additional copies of this Proxy Statement and the enclosed proxy card and 2011 Annual Report to Stockholders, you should contact our corporate office at 50 South Buckhout Street, Suite 1, Irvington, New York 10533, Attention: Secretary, telephone (914) 591-3783.

PROPOSAL I

ELECTION OF DIRECTORS

There are eight nominees for the nine director positions presently authorized by the Company’s Board of Directors and the Company’s Bylaws. The vacant directorship may be filled in the future at the discretion of the Company’s Board of Directors. This discretionary power gives us the flexibility of appointing new directors in periods between our annual meetings should suitable candidates come to our attention. The names of the persons who are nominees for director and their positions and offices with the Company are set forth in the table below. Each director to be elected will hold office until the 2013 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Although there is no formal policy, the Company encourages its directors to attend the Company’s annual meetings.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee as management may propose. Each of the nominees listed below has been nominated for and has agreed to stand for election and management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee for director, including their respective ages as of February 29, 2012:

Name	Age	Position
Joseph V. Gulfo, M.D.	48	Director, Chairman, President and Chief Executive Officer
Robert Coradini	52	Director
Anne Egger	59	Director
Mark Fabiani	54	Director
John Goddard	60	Director
Mindy Meads	59	Director nominee
David K. Stone	55	Lead Independent Director
LuAnn Via	58	Director nominee

Joseph V. Gulfo, M.D. has served as our President and Chief Executive Officer and a member of our Board of Directors since January 2004 and as Chairman since December 2011. From May 1999 to November 2003, he served as Chairman, Chief Executive Officer and President of Antigen Express, Inc., a development-stage company developing immunodiagnostics and therapeutics for cancer. Dr. Gulfo serves as a director of ProCertus BioPharm, Inc., a privately-held company. Dr. Gulfo received a B.S. in biology from Seton Hall University, an M.D. from the University of Medicine and Dentistry of New Jersey and an M.B.A. in finance from Seton Hall University. We believe Dr. Gulfo’s qualifications to serve on our Board of Directors include his intimate knowledge of our operations as a result of his day to day leadership as our Chairman and Chief Executive Officer, and his leadership of the Company in successfully obtaining FDA approval in the U.S., and CE Mark approval in the European Union, for MelaFind®.

Robert Coradini has served as a member of our Board of Directors since December 2011. Mr. Coradini currently serves as an expert to the medical device and biotechnology industry. Prior to this and since 1996 Mr. Coradini served in various executive capacities at several Johnson & Johnson (“J&J”) Companies. From June 2005 to May 2009, Mr. Coradini served as President of New Ventures for J&J Consumer Products Company which also included leading and growing OrthoNeutrogena (aka OrthoDermatologics), a leader in dermatology care, from January 2006 thru May 2009. From January 2003 through June 2005, Mr. Coradini served as President of CardioVations/Ethicon, a J&J Company involved with cardiac surgery and tissue management. From June 2000 to January 2003 Mr. Coradini was President of Lifescan, a J&J Company that provides medical devices to the diabetes market. Before Lifescan, Mr. Coradini was head of Business Development for J&J’s Medical Devices & Diagnostic Group and before that President of Cordis Endovascular. Prior to J&J, Mr. Coradini was with General Electric for ten years, seven of which were with GE Medical Systems. Mr. Coradini currently serves on the Board of Directors of WaferGen BioSystems and Chairs its Nominating and Governance Committee and is a member of its Compensation Committee. We believe Mr. Coradini’s qualifications to serve on our Board of Directors include his more than 20 years of experience in the medical device industry and executive experience with two major medical device manufacturers.

Anne Egger was elected as a member of our Board of Directors in June 2009 and has been a consultant to the Company since March 2009. Ms. Egger has served as Vice President of Sales and Marketing of TopMD, a dermatology products company, since March 2012. Since March 2009, Ms. Egger has been the owner/director of AME Enterprises, LLC, a pharmaceutical consulting company. From October 1988 until her retirement in March of 2009, Ms. Egger served as head of the U.S. Sales and Marketing division of Galderma Laboratories, a joint venture between Nestlé and L’Oréal. Ms. Egger was also an Industry Adjunct member of the American Academy of Dermatology for the past 8 years and a member of the American Society of Dermatologic Surgeons Industry Council for the last 6 years. We believe Ms. Egger’s qualifications to serve on our Board of Directors include her almost 30 years of experience in pharmaceutical sales and marketing and two decades in dermatology.

Mark Fabiani was appointed as a member of our Board of Directors in December 2011. Mr. Fabiani is a Principal of Mark Fabiani LLC, a crisis management consulting firm, where he has served since 1997. Mr. Fabiani was formerly Special Counsel to President Clinton, Deputy Campaign Manager for Vice President Al Gore, and Deputy Assistant Attorney General at the Justice Department. Mr. Fabiani is an expert in public relations and we believe this experience qualifies him to serve on our Board of Directors.

John Goddard was appointed as a member of our Board of Directors in December 2011. Since June 2011, Mr. Goddard has served as non-executive director of Optos PLC, a British medical devices company. Mr. Goddard was formerly Chief Financial Officer AstraZeneca’s US operations and from April 2006 to March 2010, he was Head of Business Development and Group Strategy of AstraZeneca PLC. Mr. Goddard currently serves on the Board of Directors of Optos PLC and is a member of its Audit Committee, as well as a non-executive director of an Indian company, Intas Pharmaceuticals Limited. From February 2008 to June 2011, Mr. Goddard was non-executive director of Renovo Group PLC, a British pharmaceutical company. Mr. Goddard is a Chartered Accountant in the UK and Wales. We believe Mr. Goddard’s qualifications to serve on our Board of Directors include his extensive experience in the pharmaceutical industry and his Board level work at several pharmaceutical and medical device companies.

Mindy Meads is a nominee for our Board of Directors. Ms. Meads was a senior executive at Aeropostale, Inc., a clothing chain with more than 900 stores, from 2007 to 2011. From 2009 to 2011 she served as Co-Chief Executive Officer and a member of the Board of Directors, and from 2007 to 2009 she served as President and Chief Merchant Officer. During 2006 and 2007 Ms. Meads was Chief Executive Officer and President of Victoria Secret Direct, an e-commerce and catalogue retailing unit of Limited Inc. Prior to that, Ms. Meads was at Lands’ End from 1990 to 2005, serving as President and Chief Executive Officer from 2003 to 2005. For more than 25 years, Ms. Meads worked in a variety of executive positions with several of the country’s leading retail chains. Ms. Meads currently serves on the Board of Trustees of The Masters School and HOBY, a youth leadership organization. We believe Ms. Meads’ qualifications to serve on our Board of Directors include her extensive experience in retail sales which will assist us in properly positioning MelaFind® during commercialization.

David K. Stone was appointed as a member of our Board of Directors in December 2011. In 2006, Mr. Stone founded Liberty Tree Advisors, LLC, a life sciences investment banking and consulting firm where he is currently a Managing Director. Prior to this, from 2000 to 2006 Mr. Stone was a Managing Director and Partner at Flagship Ventures, a venture capital fund focused in the life sciences industry. From 1989 to 1999, Mr. Stone led the biotechnology equity research team at Cowen & Company. Mr. Stone is currently on the Board of Directors of PAKA Pulmonary Pharmaceuticals and of Seahorse Bioscience, where he is Chairman of the Audit Committee. From 2001 to 2009, he served on the Board of Directors of Oscient Pharmaceuticals, where he served as Chairman from 2005 to 2009. We believe Mr. Stone’s qualifications to serve on our Board of Directors include his extensive experience as a biopharmaceutical industry research analyst and his venture capital work with numerous pharmaceutical and medical device companies.

LuAnn Via is a nominee for our Board of Directors. Ms. Via is currently the President and Chief Executive Officer of Payless ShoeSource, a unit of Collective Brands, Inc., where she has served since July 2008. Prior to joining Payless ShoeSource, from January 2006 Ms. Via served as group divisional President of Lane Bryant and Cacique store chains and as President of Catherines stores, both divisions of Charming Shoppes, Inc. Prior to this, and for more than 20 years, Ms. Via held several leadership positions with a number of top retailers. Ms. Via is a Board member and Chairman of the Scholarship Committee of the Two Ten Footwear Foundation, a footwear industry association, and a member of the Committee of 200, a business women’s leadership group. We believe Ms. Via’s qualifications to serve on our Board of Directors include her extensive experience in retail sales which will assist us in properly positioning MelaFind® during commercialization.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” ALL OF THE NOMINEES IN PROPOSAL I

Director Emeritus

Dan Lufkin has served as Director Emeritus of our Company since April 2010, having previously served on our Board of Directors since 2003. Mr. Lufkin was co-founder and Chairman of the investment banking firm, Donaldson, Lufkin & Jenrette, Inc. Mr. Lufkin currently serves as a consultant to, and/or board member of, a number of private companies and non-profit endeavors. Mr. Lufkin received a B.A. degree from Yale University and an M.B.A. from Harvard Business School.

CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the NASDAQ listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Company’s Board of Directors consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as are in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board of Directors has affirmatively determined that all of the Company’s directors and director nominees are independent directors within the meaning of the applicable NASDAQ listing standards, except Dr. Gulfo, the Chairman, President and Chief Executive Officer of the Company.

Information Regarding the Board of Directors and its Committees

The Company’s Board of Directors has an audit committee, a compensation committee and a nominating committee. The following table provides membership information as of December 31, 2011 for each of these committees:

Name	Audit	Compensation	Nominating
Martin Cleary	X		X
Robert Coradini		X	X
Anne Egger		X	X
Mark Fabiani			X
John Goddard	X	X
James Noble	X
David K. Stone	X

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Board Leadership Structure

The Board of Directors voted on December 8, 2011 to combine the roles of Chief Executive Officer and Chairman of the Board based upon its determination of what would be in the best interests of the Company and its stockholders at this point in time. However, in recognizing the need for an independent Board they have appointed a Lead Independent Director. Our Chairman and Chief Executive Officer is responsible for setting the strategic direction for the Company and to provide the day to day leadership and performance of the Company. The Lead Independent Director coordinates and moderates executive sessions of the independent directors and provides guidance relative to corporate governance.

Audit Committee

The current members of our audit committee are Messrs. Cleary, Goddard, Noble and Stone each of whom we believe satisfies the independence requirements of NASDAQ and the Securities and Exchange Commission (the “SEC”). Mr. Cleary chairs this committee. We believe each member of the audit committee is qualified as an audit committee financial expert under the regulations of the SEC and has the accounting and related financial management expertise required by NASDAQ. Our audit committee assists our Board of Directors in its oversight of:

•	the integrity of our financial statements;

•	our independent registered public accounting firm’s qualifications and independence; and

•	the performance of our independent auditors.

The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and overseeing their work. All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent auditors must be approved in advance by our audit committee.

The charter of our audit committee is available in the Corporate Governance section of the Investor Relations section of the Company’s website at www.melasciences.com.

Compensation Committee

The current members of our compensation committee are Ms. Egger and Messrs. Coradini and Goddard each of whom we believe satisfies the independence requirements of NASDAQ. Ms. Egger chairs this committee. The purpose of our compensation committee is to discharge the responsibilities of our Board of Directors relating to compensation of our executive officers. Specific responsibilities of our compensation committee include:

•	reviewing and recommending compensation of our executive officers;

•	administering our stock incentive plans; and

•	reviewing and recommending incentive compensation and equity plans.

A narrative description of our compensation committee’s processes and procedures for the consideration and determination of executive compensation is included in the Compensation Discussion and Analysis in this Proxy Statement.

The charter of our compensation committee is available in the Corporate Governance section of the Investor Relations section of the Company’s website at www.melasciences.com.

Nominating Committee

The current members of our nominating committee are Ms. Egger and Messrs. Cleary, Coradini, and Fabiani, each of whom we believe satisfies the independence requirements of NASDAQ. Mr. Coradini chairs this committee. Our nominating committee identifies and recommends nominees for election to our Board of Directors.

The nominating committee has not adopted specific minimum criteria for director nominees. The committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board of Directors does not wish to continue in service, or if the nominating committee decides not to nominate a member for re-election, the nominating committee first considers the appropriateness of the size of the Board of Directors. If the nominating committee determines that the Board seat should be retained and a vacancy exists, the committee considers factors that it deems are in the best interests of the Company and its stockholders in identifying and evaluating a new nominee.

In identifying suitable candidates for nomination as a director, the nominating committee will consider the needs of the Board of Directors and the range of skills and characteristics required for effective functioning of the Board of Directors. In evaluating such skills and characteristics, the nominating committee may take into consideration such factors as it deems appropriate, such as a nominee’s business and professional expertise and experiences, including particular experience in areas relevant to the Company’s business activities, concern for long-term interests of the stockholders, and personal integrity and judgment. The committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a diverse mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities to our stockholders.

The nominating committee will consider all bona fide candidates for election to the Board of Directors and will consider any stockholder nominations pursuant to the same criteria, provided those nominated are submitted pursuant to the process described in the Company’s Bylaws and applicable law and within the time periods set forth herein for receipt of stockholder proposals for the 2013 Annual Meeting of Stockholders. To date, the Company has not received any recommendations from stockholders for candidates for inclusion on the committee’s slate of nominees.

The charter of our nominating committee is available in the Corporate Governance section of the Investor Relations section of the Company’s website at www.melasciences.com.

Meetings of the Board of Directors and Committees

The Board of Directors met eleven times during the last fiscal year and acted once by unanimous written consent. All directors attended at least 75% of the meetings of the Board of Directors held during the period for which they were a director.

During the last fiscal year, the audit committee met four times, and acted once by unanimous written consent, the compensation committee met once and acted three times by unanimous written consent, and the nominating committee met twice and acted once by unanimous written consent. All directors attended at least 75% of the meetings of the Board of Directors committees on which they served held during the period for which they were a committee member.

All of our directors then serving attended the 2011 Annual Meeting of Stockholders. We do not maintain a formal policy regarding director attendance at our annual meeting of stockholders.

The Board of Directors’ Role in Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The compensation committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The audit committee oversees management of financial risks. The nominating committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest of director nominees. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Stockholder Communications with the Board of Directors

We do not have a formal policy regarding stockholder communication with the Board of Directors. However, stockholders of the Company may communicate directly with the Board of Directors in writing, addressed to:

Board of Directors

c/o Secretary

MELA Sciences, Inc.

50 South Buckhout Street, Suite 1

Irvington, New York 10533

The Secretary will review each stockholder communication. The Secretary will forward to the entire Board of Directors (or to members of a Board of Directors’ committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that (a) relates to the Company’s business or governance, (b) is not offensive and is legible in form and reasonably understandable in content, and (c) does not relate to a personal grievance against the Company or an employee or to further a personal interest not shared by the other stockholders generally. Stockholders who would like their submissions directed to an individual member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.

Code of Business Conduct and Ethics

The Company has adopted MELA Sciences, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available in the Corporate Governance section of the Investor Relations section of the Company’s website at www.melasciences.com. If the

Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Policy and Procedures Governing Related Person Transactions

In accordance with its charter, the audit committee is responsible for reviewing all “related party transactions” (defined as such transactions required to be disclosed pursuant to Item 404 of Regulation S-K) on an on-going basis. All such related party transactions must be approved by the audit committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The audit committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting and disclosure controls and procedures. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee is responsible for reviewing, approving and managing the engagement of the Company’s independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid therefore, and all other matters the audit committee deems appropriate, including the Company’s independent registered public accounting firm’s accountability to the Board of Directors and the audit committee. The audit committee reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of audited financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and discussed and reviewed the results of the Company’s independent registered public accounting firm’s examination of the financial statements. In addition, the audit committee discussed with the Company’s independent registered public accounting firm the independent registered public accounting firm’s independence from management and the Company, including the matters in the written disclosures and the letter regarding its independence as required by the applicable requirements of the Public Company Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee also considered whether the provision of non-audit services was compatible with maintaining the independent registered public accounting firm’s independence.

The audit committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audits, and received from them written disclosures and letter regarding their independence. The audit committee meets with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. The audit committee held four meetings and acted once by unanimous consent during the fiscal year ended December 31, 2011.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission. The audit committee has also retained EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

AUDIT COMMITTEE:

Martin D. Cleary

John Goddard

James Noble

David Stone

*  The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL II

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors has selected EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and has further directed that the Board of Directors submit the selection of EisnerAmper LLP as the Company’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. EisnerAmper LLP audited the Company’s financial statements in 2010 and 2011. Representatives of EisnerAmper LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of EisnerAmper LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board of Directors, on behalf of the audit committee, is submitting the selection of EisnerAmper LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Vote Required.    The affirmative vote of a majority of our shares of common stock present, whether in person or represented by proxy, and entitled to vote at the Annual Meeting is required to ratify the selection of EisnerAmper LLP. Unless otherwise indicated, properly executed proxies will be voted in favor of this Proposal II.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL II

Principal Accountant Fees

The following is a summary of the aggregate fees billed to the Company by EisnerAmper LLP for professional services rendered during the fiscal years ended December 31, 2010 and December 31, 2011:

	Fiscal Year Ended December 31,
	2010	2011
Audit Fees	$212,019	$218,269
Audit-Related Fees	74,544	69,200
Tax Fees	23,662	15,492
All Other Fees	—	—
Total Fees	$310,225	$302,961

Audit Fees.    Audit Fees consisted of fees covering the audits of the Company’s financial statements which were billed during the respective year, including work on quarterly reports and work on Sarbanes-Oxley matters.

Audit-Related Fees.    Audit-Related Fees for 2010 consisted of fees for audit work done performed in connection with our filing with the SEC of an S-3 Registration Statement in May 2010. Audit-Related Fees for 2011 primarily consisted of fees for audit work done related to the filing with the SEC of a Prospectus Supplement in December 2011.

Tax Fees.    The 2010 and 2011 Tax Fees related to the preparation of the Company’s 2009 and 2010 Federal and State income tax returns and associated estimated payments and applications for filing extensions and for the undertaking of a study to analyze the amount and timing of the tax loss carryforwards.

All Other Fees.    There were no other fees billed by EisnerAmper LLP for the years ended December 31, 2010 and December 31, 2011, respectively.

Pre-Approval of Audit and Non-Audit Services

The services performed by EisnerAmper LLP in 2011 were pre-approved by the audit committee. The audit committee pre-approves all audit services and permitted non-audit services performed or proposed to be under-

taken by the independent registered public accounting firm, except where such services are determined to be de minimis under the Exchange Act, giving particular attention to the relationship between the types of services provided and the independent registered public accounting firm’s independence. The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets out information with respect to compensation plans under which equity securities of our Company were authorized for issuance as of December 31, 2011.

Plan Category	Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity compensation plans approved by security holders	2,057,104	$4.35	1,653,964
Equity compensation plans not approved by security holders	0	—	0

Total	2,057,104	$4.35	1,653,964

Information regarding option awards to our named executive officers in fiscal year 2011 and options held by such officers at December 31, 2011 is provided in the “Grants of Plan-Based Awards For Year Ended December 31, 2011” table, the “Outstanding Equity Awards at 2011 Fiscal Year-End” table, and information regarding option awards to our non-employee directors in fiscal year 2011 is provided in the “Non-Employee Director Compensation Table For Year Ended December 31, 2011” table in the Executive Compensation section of this Proxy Statement.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock, par value $0.001 (“Common Stock”), as of February 29, 2012 (except as noted) by: (i) each director and nominee for director; (ii) each of our executive officers who are named in the Summary Compensation Table presented later in this Proxy Statement; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Beneficial Ownership(1) of Vested Options Included in Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers
Joseph V. Gulfo, M.D.	998,811	855,000	3.3%
Richard I. Steinhart	102,650	101,650	*
Nikolai Kabelev	115,250	113,375	*
Directors
Martin Cleary	66,443	25,000	*
Robert Coradini	21,457	—	*
Anne Egger	20,350	15,000	*
Mark Fabiani	—	—	*
John Goddard	—	—	*
Mindy Meads	—	—	*
James Noble	—	—	*
David K. Stone	—	—	*
LuAnn Via	—	—	*
All directors and all executive officers as a group (12 persons)	1,324,961	1,110,025	4.4%

*	Less than one percent beneficially owned

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 30,319,109 shares outstanding on February 29, 2012, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed in this table is c/o MELA Sciences, at the address on the first page of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE OFFICERS OF THE COMPANY

The Company’s executive officers, their ages and their positions as of February 29, 2012, are as follows:

Name	Age	Position
Joseph V. Gulfo, M.D.	48	Director, Chairman, President and Chief Executive Officer
Richard I. Steinhart	54	Vice President, Finance, Chief Financial Officer, Treasurer, and Secretary
Nikolai Kabelev	35	Vice President, Research and Development

Joseph V. Gulfo, M.D. has served as our Chairman since December 2011 and our President and Chief Executive Officer and a member of our Board of Directors since January 2004. From May 1999 to November 2003, he served as Chairman, Chief Executive Officer and President of Antigen Express, Inc., a development-stage company developing immunodiagnostics and therapeutics for cancer. Dr. Gulfo serves as a director of ProCertus BioPharm, Inc., a privately-held company. Dr. Gulfo received a B.S. in biology from Seton Hall University, an M.D. from the University of Medicine and Dentistry of New Jersey and an M.B.A. in finance from Seton Hall University.

Richard I. Steinhart has served as our Vice President, Finance and Chief Financial Officer and Treasurer since April 2006 and as our Secretary since November 2006. From May 1992 until joining the Company Mr. Steinhart was a Managing Director of Forest Street Capital/SAE Ventures, a boutique investment banking, venture capital, and management consulting firm focused on healthcare and technology companies. Prior to Forest Street Capital/SAE Ventures, he was Vice President and Chief Financial Officer of Emisphere Technologies, Inc. Mr. Steinhart’s other experience includes seven years at CW Group, Inc., a venture capital firm focused on medical technology and biopharmaceutical companies, where he was a General Partner and Chief Financial Officer. Until December 2011, Mr. Steinhart served on the Board of Manhattan Pharmaceuticals, Inc., a biopharmaceutical company and was Chairman of its Audit Committee. Mr. Steinhart began his career at Price Waterhouse, now known as PricewaterhouseCoopers. He holds B.B.A. and M.B.A degrees from Pace University and is a Certified Public Accountant.

Nikolai Kabelev has served as our Vice President, Research and Development since January 2008. Previously, since January 2007 he served as our MelaFind® Project Team Leader. From June 2005 to present he has also served as a Director, Algorithm and Software Development for our Company. Prior to that, and since June 1999, he worked for us as a Computer Scientist. Prior to joining our Company he worked at the Center for Telecommunication Research at Columbia University. Nikolai holds B.Sc. degree in Computer Science from Transport and Telecommunication Institute (Riga Aviation University), Latvia.

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. There are no family relationships between our directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The principal goals of our compensation philosophy are to attract, motivate and retain highly talented individuals at all levels of our organization and to align our employees’ incentives with the long-term interests of our stockholders.

At this stage in our growth, our principal business objective is the commercialization of our flagship product, MelaFind®. Having recently achieved FDA and CE mark approval for MelaFind® our company has entered into a new phase of corporate evolution. Accordingly, we seek to target our cash compensation levels at, or slightly below, market and pay a portion of total compensation in the form of stock options. As the commercial success of our product becomes established, we expect to re-evaluate our compensation philosophy and establish additional performance milestones appropriate for our overall business strategy.

We utilize a compensation package for our executive officers that includes cash in the form of base pay with discretionary bonus and long-term incentive compensation in the form of stock options. Based on our continuing need to conserve cash, we target the cash portion of our compensation package either at, or slightly below, market levels. We seek to set our level of stock option awards in line with industry comparables. All of our stock option grants are tied to either length of service or to the achievement of certain performance-based milestones. Prior to obtaining FDA approval of MelaFind® in November 2011 such approval was the Company’s most significant milestone. Following approval, milestones that include commercialization related goals have become paramount in our option grant philosophy. We believe these elements support our underlying philosophy of attracting and retaining talented executives while remaining within our budgetary constraints. We believe in creating incentives which reward company-wide and individual performance, and aligns the interests of our executive officers with those of our stockholders by providing our executive officers equity-based incentives to ensure motivation over the long-term.

Our compensation committee reviews and approves, or recommends for approval by our Board of Directors, the compensation of our Chairman and Chief Executive Officer and other executive officers, including their salaries, bonuses and incentive compensation levels, deferred compensation, executive perquisites, equity compensation, severance arrangements, change-in-control benefits and other forms of executive officer compensation. The compensation committee may delegate its authority to a subcommittee consisting of outside directors. The compensation committee meets without the presence of executive officers when deliberating and approving the compensation of our Chief Executive Officer, but may, at its discretion, invite our Chief Executive Officer to participate in discussions regarding the compensation of our other executive officers.

Components of Executive Compensation

We have historically applied a structure where a significant portion of our executive compensation comes in the form of long-term incentive compensation. While the allocation varies, in general our executive officers have a far greater percentage of their compensation in the form of long-term compensation than our non-executive employees. However, we firmly believe that all employees should have an equity ownership position in the Company. We believe this is a strong motivator and an important component of our overall compensation strategy.

Base Salaries.    The base salary is the guaranteed portion of our executives’ annual cash compensation. The base salary reflects the executive’s experience, skill set, and the market value of that experience and skill set. An executive’s base salary is adjusted as a result of an annual performance review and in recognition of his or her prior year’s accomplishments. Given the uncertainties surrounding the U.S. Food and Drug Administration’s (“FDA”) review of the MelaFind® Pre Market Approval (“PMA”) application, there were not any merit increases awarded to our employees during 2011. Certain compensation adjustments appropriate to promotions and modest discretionary bonuses were awarded during the year.

Bonuses.    We do not have a formalized bonus program however the Company does award discretionary bonuses as appropriate. Over the last several years, the Company has awarded these discretionary bonuses based on individual achievement.

Equity Compensation.    Equity compensation currently awarded by the compensation committee consists of stock options, both qualified and non-qualified. All current grants are awarded out of our 2005 Stock Incentive Plan (the “2005 Plan”). The 2005 Plan allows our Board of Directors to grant incentives to employees, directors, consultants and collaborating scientists in the form of qualified and non-qualified stock options and other stock awards. We have used stock options as a form of compensation because we believe it helps to attract, motivate and retain talented individuals and aligns their incentives with the long-term interests of our stockholders. Our Board of Directors and the compensation committee continue to evaluate the use of alternative forms of equity incentive compensation, including restricted stock awards, for future use.

Option awards under our 2005 Plan are granted at prices which are no less than the closing price of the Company’s common stock on the date of the grant. Options granted under the 2005 Plan historically have been time-based and/or performance-based options, and vesting varies accordingly. Options that have been granted under the 2005 Plan expire within five to ten years from the date of grant.

The Company records compensation expense associated with stock options and other forms of equity compensation in accordance with FASB ASC 718, Compensation-Stock Compensation. Under this method, the Company must recognize a compensation charge related to all stock option awards granted on or subsequent to January 1, 2006. This charge is based on the grant date fair value estimated in accordance with the provisions of ASC 718. A compensation charge is recorded when it is probable that performance or service conditions will be satisfied. The probability of vesting is updated at each reporting period and compensation is adjusted via a cumulative catch-up adjustment or prospectively depending upon the nature of the change.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by our principal executive officer, principal financial officer and other executive officers during our last three completed fiscal years, such officers are referred to herein as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Option Awards ($)		Bonus ($)	All Other Compensation ($)		Total ($)
Joseph V. Gulfo, M.D.,	2011	313,600	—		—	45,408	(2)	359,008
Chairman, President and Chief Executive Officer	2010	313,600	—		—	45,408	(2)	359,008
	2009	306,685	—		150,000	60,700	(2)	517,385

Richard I. Steinhart,	2011	221,800	253,000	(1)	10,000	—		484,800
Vice President Finance, Chief Financial Officer, Secretary and Treasurer	2010	221,250	76,064	(1)	10,000	—		307,314
	2009	217,917	—		10,000	—		227,917

Nikolai Kabelev,	2011	190,000	180,900	(1)	—	—		370,900
Vice President, Research And Development	2010	189,250	115,253	(1)	10,000	—		314,503
	2009	184,333	—		20,000	—		204,333

Tina Cheng-Avery(3),	2011	126,633	—		—	—		126,633
Vice President Commercialization	2010	209,625	—		10,000	—		219,625
	2009	205,560	—		30,000	—		235,560

(1)	Option award amounts included in this table reflect the grant date fair value of such awards.

(2)	These amounts consists of (i) a stipend of $3,000 per month which is intended to cover commutation expenses, home office expenses and certain communication expenses, (ii) Company matching contributions made under our SIMPLE IRA Plan of, $11,500, in 2009 and $9,408 for each of 2010 and 2011, and (iii) reimbursement of travel and lodging expense of $13,200 for 2009.

(3)	Resigned effective July 15, 2011.

Overall Compensation

Chairman, President and Chief Executive Officer, Joseph V. Gulfo, M.D.

On January 5, 2004 we entered into an employment agreement with Dr. Joseph V. Gulfo, our Chairman, President and Chief Executive Officer, which has been extended to December 31, 2012 under an automatic extension provision. The employment agreement provides Dr. Gulfo with an annual base salary subject to periodic review by our Board of Directors, and yearly bonuses at the discretion of our Board of Directors.

In August 2009, Dr Gulfo received, based on the Company’s progress and in accordance with the Company’s pay-for-performance plan, a base salary increase to $313,600, effective as of March 1, 2009, and was awarded a discretionary cash bonus of $150,000. Dr. Gulfo did not receive an increase in base salary or a cash bonus in 2010 or 2011.

Dr. Gulfo’s employment agreement also provided for three separate grants of stock options. The first two stock option grants for the purchase of a total of 81,753 shares of our Common Stock at an exercise price of $0.46 per share have fully vested and were exercised on October 15, 2008. The third stock option was cancelled and replaced with a stock option for 900,000 shares of Common Stock at an exercise price of $3.75 (the closing price on the grant date) per share. Of the 900,000 common shares underlying this stock option granted to Dr. Gulfo, 180,000 shares vested immediately, 540,000 shares vested upon the Company receiving FDA approval of its PMA application for MelaFind®, and 180,000 shares vest in four equal annual installments commencing on October 10, 2009, which was the first anniversary of the date of grant. These 900,000 options expire on October 9, 2018.

Vice President, Finance and Chief Financial Officer, Secretary and Treasurer, Richard Steinhart

Our Vice President and Chief Financial Officer, Secretary and Treasurer, Richard Steinhart, joined us in April 2006. Mr. Steinhart’s initial compensation, including base salary and stock option package, was primarily based upon such factors as his prior business experience and the Company’s overall compensation philosophy. Mr. Steinhart received a base salary and a stock option grant for the purchase of 100,000 shares of common stock at an exercise price of $5.82 per share. In accordance with our policy, these options were priced at the closing price on the date of grant as determined by the compensation committee. As is consistent throughout our executive ranks, Mr. Steinhart’s options vested both over time and with the attainment of milestones. This grant expired April 24, 2011.

In 2009, in accordance with the Company’s pay-for-performance plan, Mr. Steinhart received a base salary increase to $218,500, effective as of March 1, 2009. Mr. Steinhart was awarded a discretionary bonus of $10,000 in December of 2009. In 2010, in accordance with the Company’s pay-for-performance plan, Mr. Steinhart received a base salary increase to $221,800, effective as of March 1, 2010. Mr. Steinhart was awarded a discretionary bonus of $10,000 in 2010. In 2010, Mr. Steinhart also received an option grant for the purchase of 16,500 shares of our common stock at an exercise price of $6.38, the closing price on the day of the grant, with vesting as follows: 4,125 shares vest annually over a period of five years and 12,375 shares vest upon placement of the first 200 MelaFind® commercial systems. In 2011 Mr. Steinhart received a discretionary bonus of $10,000. On April 25, 2011, Mr. Steinhart was awarded a stock option grant for 100,000 shares at an exercise price of $3.81, of which 80,000 shares vested immediately and 20,000 shares vested upon FDA approval of our MelaFind® PMA.

Mr. Steinhart did not receive a merit increase in 2011.

Vice President, Research and Development, Nikolai Kabelev

Our Vice President, Research and Development, Nikolai Kabelev, receives an annual base salary and may be entitled to a discretionary cash bonus. In 2006, Mr. Kabelev received a stock option grant for the purchase of 90,000 shares of common stock at $7.08 per share. In accordance with our policy, these options were priced at the closing price on the date of grant as determined by the compensation committee. Vesting of these options was based on the attainment of milestones. This option expired in 2011. In 2007, Mr. Kabelev received a stock option grant for the purchase of 19,239 shares of common stock at $4.50 per share. In accordance with our policy, these options were priced at the closing price on the date of grant as determined by the compensation committee. Mr. Kabelev’s options vested upon the attainment of the following corporate-wide milestones: 4,239 shares when MelaFind® software is verified, 5,000 shares when the PMA for MelaFind® is filed, 5,000 shares upon successful completion of the FDA audit, and 5,000 shares upon the FDA’s approval of our PMA application for MelaFind®. In 2009, in accordance with the Company’s pay-for-performance plan, Mr. Kabelev received a base salary increase to $185,500 effective as of March 1, 2009, and was awarded a discretionary bonus of $20,000. In 2010, in accordance with the Company’s pay-for-performance plan, Mr. Kabelev received a base salary increase to $190,000, effective as of March 1, 2010, and was awarded a discretionary bonus of $10,000. In 2010, Mr. Kabelev also received an option grant for the purchase of 25,000 shares of our common stock at an exercise price of $6.38, the closing price on the day of the grant, with vesting as follows: 6,250 shares vest annually over a period of five years and 18,750 shares vest upon placement of the first 200 MelaFind® commercial systems. On May 23, 2011, Mr. Kabelev was awarded a stock option grant for 90,000 shares at an exercise price of $3.05, of which 60,000 shares vested immediately and 30,000 shares vested upon FDA approval of our MelaFind® PMA.

Mr. Kabelev did not receive a merit increase or a bonus in 2011.

GRANTS OF PLAN-BASED AWARDS FOR YEAR ENDED DECEMBER 31, 2011

The following table sets forth each grant of awards made to named executive officers during our fiscal year ended December 31, 2011 under our 2005 Plan.

Name and Principal Position	Grant Date	2005 Plan Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Option Awards ($)	Exercise or Base Price of Option ($)
Richard I. Steinhart,	4/25/2011	100,000	253,000	3.81
Vice President, CFO
Nikolai Kabelev	5/23/2011	90,000	180,900	3.05
Vice President, R&D

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table sets forth the equity awards outstanding at December 31, 2011 for each of the named executive officers.

Name and Principal Position	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Options that are Exercisable (#)	Number of Securities Underlying Unexercised Options that are Unexercisable (#)		Number of Securities Underlying Unexercised / Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Joseph V. Gulfo, M.D.,	855,000	45,000	(1)		3.75	10/10/18
Chairman, President and Chief Executive Officer
Richard I. Steinhart,	100,000				3.81	5/25/21
Vice President Finance, Chief Financial Officer	825	15,675	(2)		6.38	5/13/20
Nikolai Kabelev,	1,875				1.00	2/19/12
Vice President,	2,886				1.00	1/15/13
Research and Development	1,250	23,750	(3)		6.38	5/13/20
	90,000				3.05	5/23/21
	19,239				4.50	11/29/12
Tina Cheng-Avery(4),	21,875	58,125	(5)		4.40	2/25/13
Vice President Commercialization

(1)	45,000 shares vest on October 10, 2012.

(2)

Vesting for these grants: 5% of grant shares vested on May 13, 2011, and an additional 5% vests on each of May 13, 2012, May 13, 2013, May 13, 2014 and May 13, 2015 and 75% of grant shares vest on placement of first 200 commercial systems of MelaFind®.

(3)

Vesting for these grants: 5% of grant shares vested on May 13, 2011, an additional 5% vests on each of May 13, 2012, May 13, 2013, May 13, 2014 and May 13, 2015 and 75% of grant shares vest on placement of first 200 commercial systems of MelaFind®.

(4)	Resigned effective July 15, 2011.

(5)	3,125 shares vest on February 25, 2012; 25,000 shares vest upon the first commercial sale of MelaFind® and 30,000 shares vest upon corporate wide profitability.

OPTION EXERCISE AND VESTED STOCK OPTION AWARDS FOR OUR 2011 FISCAL YEAR

None of our named executive officers exercised any equity awards during the fiscal year ended December 31, 2011.

Severance Benefits

The only named executive officers who are entitled to receive severance benefits payable by the Company are Joseph V. Gulfo,M.D. and Richard I. Steinhart.

Joseph V. Gulfo, M.D.

If Dr. Gulfo is terminated without cause, he would be entitled to his then current monthly salary for a period of 15 months and, if Dr.Gulfo is then covered by health insurance provided by us, the cost to Dr. Gulfo of COBRA coverage for 15 months. If we elect not to renew Dr. Gulfo’s employment agreement, Dr. Gulfo is entitled to an amount equal to his then current base salary for nine months and, if Dr. Gulfo is covered by our health insurance policy at such time, the cost of COBRA for nine months (subject to reduction to the extent Dr. Gulfo received comparable benefits from a subsequent employer during such nine-month period). Dr. Gulfo’s severance period may be extended for an additional 12 months in the event we elect to extend the length of his non-compete covenant to two years, in which case we would have to pay him additional severance equal to twelve months of his base salary at the time of termination and his most recent bonus.

Assuming a termination date of December 31, 2011:

•	if Dr. Gulfo was terminated by us for cause, upon death or disability, then he would not have received severance under his employment agreement;

•

if Dr. Gulfo terminated his contract for good reason or was terminated by us without cause, then he would have received $392,000 which represents 15 months of his monthly salary. Dr. Gulfo was not covered by our health insurance policy as of December 31, 2011, therefore, he would not be entitled to any COBRA coverage under his employment agreement;

•	if Dr. Gulfo was terminated by us without cause within 30 days of our operations being discontinued, then he would not have received severance under his employment agreement;

•

if Dr. Gulfo’s employment agreement was not renewed by us, then he would have received $235,200 which represents 9 months of his monthly salary. Dr. Gulfo was not covered by our health insurance policy as of December 31, 2011, therefore, he would not be entitled to any COBRA coverage under his employment agreement; and

•

if Dr. Gulfo’s employment agreement was not renewed by us and we extended the length of his non-compete covenant to two years, then he would have received $705,600 which represents 27 months of his monthly salary plus $150,000 which represents the amount of his last bonus. Dr. Gulfo was not covered by our health insurance policy as of December 31, 2011, therefore, he would not be entitled to any COBRA coverage under his employment agreement.

Richard I. Steinhart

If Mr. Steinhart is terminated without cause, he is entitled to 6 months of his base salary and acceleration of his milestone-based options if the milestones are achieved within six months of his termination.

Assuming a termination date of December 31, 2011:

•	if Mr. Steinhart was terminated by us for cause, then he would not have received severance under his employment agreement; and

•

if Mr. Steinhart was terminated by us without cause, then he would have received $110,900 which represents 6 months of his monthly salary. Mr. Steinhart is also entitled to income from the acceleration of the vesting of his unvested stock options assuming that the Company places 200 MelaFind® systems within 6 months of his termination. Acceleration of the vesting of Mr. Steinhart’s 12,375 options shares due to vest upon placement of 200 units of MelaFind® would not have resulted in a gain as his option was ‘under water’ at December 31, 2011.

Retirement Plans

We do not maintain a traditional defined benefit plan. We do, however, maintain a SIMPLE IRA plan covering all qualified employees. We match dollar-for-dollar the employee’s contribution up to 3% of each participant’s salary. We do not consider the SIMPLE IRA matching contribution to be a significant portion of any of our executives’ compensation package.

Change of Control

Our 2005 Plan contain provisions providing that if there is a change of control involving a merger, consolidation, mandatory share exchange or other similar business combination of the Company with or into any other entity or any transaction in which a successor entity acquires all the issued and outstanding capital stock of the Company, or all or substantially all the assets of the Company, then, if and to the extent that outstanding options are not assumed or replaced with substantially equivalent options in connection with the acquisition event, each optionee shall have the right to exercise in full all of his or her outstanding options, whether or not such options are otherwise vested or exercisable, and any outstanding options which are not exercised prior to the consummation of the change of control event may be settled for cash or the terms of the option otherwise adjusted as the compensation committee determines.

Perquisites and Other Benefits

As a company without any substantial revenue, we are not in a position to provide any significant perquisites or other benefits. Currently, the only perquisite provided to Dr. Gulfo is a monthly stipend of $3,000 which is intended to cover commutation expenses, home office expenses and certain communication expenses. We have no plans for any additional perquisities.

Compensation of Directors

In addition to reimbursement of expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors, for 2011 our non-employee directors received an annual fee of $15,000 for serving as directors and an additional $500 per meeting for each full board or committee meeting attended, whether in person or by telephone. Also in 2011, the chairman of each of our audit committee, our compensation committee and our nominating committee received an additional annual fee of $10,000.

In 2012, each of our non-employee directors will receive, an annual fee of $20,000 for serving as directors and in January 2012 received a stock option grant to purchase up to 10,000 shares of common stock in respect of their service as directors for the year. Such stock options will vest in full upon the first anniversary of issuance and have an exercise price equal to the closing price of our common stock on the date of the grant. Our Lead Independent Director and the chairman of each of our audit committee, our compensation committee and our nominating committee will receive $10,000, $12,000, $10,000 and $10,000, respectively in 2012. Committee members of each of our audit committee, our compensation committee and our nominating committee will receive $6,000, $5,000 and $5,000, respectively in 2012, with no payments being made on a meeting-attended basis.

As an employee of the Company, Dr. Gulfo received no compensation for his services as a director.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE FOR YEAR ENDED DECEMBER 31, 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards (#)	All Other Compensation ($)		Total ($)
Sidney Braginsky(6)	29,500	43,000	(1)		—		72,500
Breaux Castleman(6)	28,500	43,000	(1)		24,000	(2)	95,500
George Chryssis(6)	19,500	43,000	(1)		—		62,500
Martin Cleary	30,000	—			—		30,000
Anne Egger	18,000	—			7,526	(3)	25,526
Charles Stiefel(5)	2,500	—			—		2,500
Gerald Wagner, Ph.D(6)	18,000	43,000	(1)		30,000	(4)	91,000
Robert Coradini(7)	—	—			—		—
Mark Fabiani(7)	—	—			—		—
John Goddard(7)	—	—			—		—
James Noble(7)	—	—			—		—
David K. Stone(7)	—	—			—		—

(1)	Represents value of 10,000 shares of stock granted on December 8, 2011.

(2)	Represents Mr. Castleman’s 2011 consulting fees related to obtaining FDA approval of MelaFind®, financial reporting and our business and financial strategy.

(3)	Represents Ms. Egger’s 2011 consulting fees relating to the commercialization of MelaFind®.

(4)	Represents Dr. Wagner’s 2011 consulting fees related to obtaining FDA approval of MelaFind®, and certain technical and competitive matters.

(5)	Mr. Stiefel resigned from our Board of Directors in February 2011.

(6)	Resigned effective December 8, 2011.

(7)	Appointed effective December 8, 2011.

Employment Agreements

Joseph V. Gulfo, M.D.

On January 5, 2004, we entered into an employment agreement with Dr. Joseph V. Gulfo, our Chairman, President and Chief Executive Officer. Pursuant to the agreement, Dr. Gulfo is required to devote substantially all of his business time, attention and efforts to the performance of his duties under the agreement. The contract automatically renews for successive twelve-month terms unless either party sends a written notice of termination within 90 days of the expiration of the renewal term. The employment agreement has automatically been extended until December 31, 2012.

The employment agreement provides Dr. Gulfo with an annual base salary subject to periodic review by our Board of Directors, stock options, and performance bonuses. The target for such bonuses is 50% of Dr. Gulfo’s then current base salary. Dr. Gulfo’s employment agreement also provided for three separate grants of stock options, one of which was subsequently cancelled and replaced in October 2008 (see Overall Compensation — Chairman, President and Chief Executive Officer, Joseph V. Gulfo, M.D.). In addition, Dr. Gulfo is entitled to a monthly stipend of $3,000 which is intended to cover commutation expenses, home office expenses and certain communication expenses.

If Dr. Gulfo’s employment is terminated by us without cause or Dr. Gulfo resigns for good reason, then Dr. Gulfo would be entitled to receive severance pay equal to 15 months of his then current base salary and, if Dr. Gulfo is then covered by health insurance provided by us, the cost to Dr. Gulfo of COBRA coverage for 15 months. If we elect not to renew Dr. Gulfo’s employment agreement, Dr. Gulfo is entitled to an amount equal to his then current base salary for nine months and, if Dr. Gulfo is covered by our health insurance policy at such time, the cost of COBRA for nine months (subject to reduction to the extent Dr. Gulfo received comparable benefits from a subsequent employer during such nine-month period).

Dr. Gulfo is subject to a non-compete covenant upon termination of his employment by us or him. The term of Dr. Gulfo’s non-compete covenant is one year, which in the event we terminate his employment without cause can be extended to two years if we elect to pay him additional severance equal to twelve months of his base salary at the time of termination and his most recent bonus (if any).

Limitation of Liability and Indemnification of Directors and Officers

Our Charter and Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. In addition, we maintain directors’ and officers’ liability insurance. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Compensation Committee Interlocks and Insider Participation

The compensation committee is composed of three independent directors: Ms. Egger and Messrs. Coradini and Goddard. No member of the compensation committee is or was an officer or employee of the Company. No interlocking relationship exists between the Company’s executive officers and the Board of Directors or compensation committee of any other company, nor has such interlocking relationship existed in the past. None of our executive officers has served as a member of the compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of our compensation committee.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON

EXECUTIVE COMPENSATION*

The compensation committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Anne Egger

Robert Coradini

John Goddard

*  The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN TRANSACTIONS

Consulting Agreement with Breaux Castleman

In June 2003, we entered into a consulting agreement with Breaux Castleman for consulting services related to FDA approval of MelaFind®, administrative matters, financial reporting, and our business and financial strategy. Under this agreement, Mr. Castleman receives compensation for each month of services rendered. During 2003, Mr. Castleman was paid at the rate of $8,000 for each month of services rendered and thereafter from 2004 onward he has been paid at the rate of $2,000 for each month of services rendered. We made payments pursuant to this consulting agreement of $24,000 in each of 2009, 2010 and 2011. Our consulting agreement with Mr. Castleman was terminated on December 31, 2011.

Consulting Agreement with Gerald Wagner, Ph.D.

Dr. Wagner has a consulting contract with the Company under which he is paid a monthly retainer of $2,500 for his services, plus $2,500 per day for each day of consulting in excess of one day per month. This agreement will end at the option of Dr. Wagner or us at any time, by providing fifteen days prior written notice, or immediately upon the mutual agreement of us and Dr. Wagner. He received $30,000 as a consultant to us under his contract in each of 2009, 2010 and 2011.

Consulting Agreement with Anne Egger

In March 2009, we entered into a consulting agreement with Anne Egger for consulting services primarily focusing on physician advocacy. The agreement was for an initial term of three months and has subsequently been extended to run through September 2012. The agreement may be terminated by either party upon 30 days’ written notice. Under the terms of the agreement, Ms. Egger is entitled to receive a consulting fee of $1,600 per day. In 2009, 2010 and 2011, Ms. Egger received $71,300, $53,050 and $7,526, respectively, as a consultant under her contract.

Review, Approval or Ratification of Transactions with Related Persons

Our audit committee reviews any related party transaction. In considering related party transactions, our audit committee is guided by its fiduciary duty to our stockholders. Our audit committee does not have any written or oral policies or procedures regarding the review, approval and ratification of transactions with related parties.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: MELA Sciences, Inc., 50 South Buckhout Street, Suite 1, Irvington, New York 10533, Attention: Secretary, telephone (914) 591-3783 or (3) contact our Investor Relations representatives at Westwicke Partners, 275 Battery Street, 16th Floor San Francisco, CA 94111. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Joseph V. Gulfo, M.D.

Chairman, President and Chief Executive Officer

March 21, 2012

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 is available without charge upon written request to: MELA Sciences, Inc., 50 South Buckhout Street, Suite 1, Irvington, New York 10533, Attention: Secretary.

MELA Sciences, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EDT, on April 25, 2011.

        Vote by Internet

•   Log on to the Internet and go to

         http://proxy.georgeson.com/

•   Follow the steps outlined on the secured website.

        Vote by telephone

•   Call toll free 877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

The Board recommends a vote FOR all nominees in Proposal 1, and FOR Proposal 2.

1.	Nominees:	For	Withhold			For	Withhold		For	Withhold
	01 - Joseph V. Gulfo, M.D.	☐	☐	2 - Robert Coradini		☐	☐	03 - Anne Egger	☐	☐
	04 - Mark Fabiani	☐	☐	05 - John Goddard		☐	☐	06 - Mindy Meads	☐	☐
	07 - David K. Stone	☐	☐	08 - LuAnn Via		☐	☐
			For	Against	Abstain
2.	To ratify the selection of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012		☐	☐	☐

Change of Address — Please print new address below, if applicable.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

527003.5

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — MELA Sciences, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 26, 2012

The undersigned hereby appoints Joseph V. Gulfo, M.D., David K. Stone and Richard I. Steinhart, and each of them (with full power to act alone), as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of MELA Sciences, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of MELA Sciences, Inc. to be held at The Double Tree Hotel 455 S. Broadway, Tarrytown, New York 10591, on Thursday, April 26, 2012 at 9:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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